UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 25, 2004

PLUMTREE SOFTWARE, INC.

(Exact Name of Registrant as specified in charter)

Commission File Number 001-31344

Delaware	94-3249110
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification Number)

500 Sansome Street San Francisco, California	94111
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (415) 263-8900

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.
Item 2.03	Creation of a Direct Financial Obligation or an Obligation under on Off-Balance Sheet Arrangement of a Registrant.
SIGNATURES

Section 1 — Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement.

On October 25, 2004, Plumtree Software, Inc. (the “Company”) and Silicon Valley Bank (the “Bank”) entered into a Loan Modification Agreement which (i) increased the Company’s available limit for the face amount of outstanding letters of credit from $3,209,000 to $4,000,000, (ii) decreased the amount available to the Company under the Bank’s cash management services from $3,209,000 to $500,000, (iii) amended the terms of the financial covenants so that the Company would be required to maintain (a) a ratio of certain assets to certain liabilities plus all indebtedness minus deferred revenue of at least 3.00:1.00 and (b) a tangible net worth of at least $40,000,000, and (iv) amended the definitions of (a) “Revolving Credit Line” to mean advances of up to $40,000,000 and (b) “Revolving Maturity Date” to mean October 24, 2005.

The terms of the underlying Loan and Security Agreement dated March 14, 2001, as amended, are described under “Management’s Discussion and Analysis” in the Company’s quarterly report on Form 10-Q for the three months ended June 30, 2004, filed with the Securities and Exchange Commission (the “SEC”) on August 6, 2004. That Loan and Security Agreement is attached as an exhibit to Amendment No. 4 to the Company’s Registration Statement on Form S-1 filed with the SEC on January 18, 2002.

Section 2 — Financial Information

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under on Off-Balance Sheet Arrangement of a Registrant.

As described above, on October 25, 2004, the Company and Silicon Valley Bank entered into a Loan Modification Agreement. The material terms of the Loan Modification Agreement are described above in Item 1.01 of this Form 8-K and such description is incorporated herein.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PLUMTREE SOFTWARE, INC.

Dated: October 29, 2004	By:	/s/ John Kunze
John Kunze
Chief Executive Officer